EXHIBIT 23.1

Consent of Independent Registered Chartered Accountants

The Board of Directors
Minefinders Corporation Ltd.

We consent to the use of our reports dated February 24, 2011, with respect to the consolidated balance sheets of Minefinders Corporation Ltd. as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein.

Chartered Accountants
Vancouver, British Columbia
July 21, 2011